Exhibit No. 15

May 6, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

RE:

Regis Corporation Registration Statements on Form S-3 (File No. 333-100327, No. 333-51094, No. 333-28511, No. 333-78793, No. 333-49165, No. 333-89279, No. 333-90809, No. 333-31874, No. 333-57092, No. 333-72200, No. 333-87482, No. 333-102858 and No. 333-116170), and Form S-8 (File No. 33-44867 and No. 33-89882)

Commissioners:

We are aware that our report dated May 6, 2008, on our reviews of the interim financial information of Regis Corporation for the three and nine month periods ended March 31, 2008 and 2007 and included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008, is incorporated by reference in the above referenced registration statements.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota